Exhibit 10.1

VSNL COMPLETES ACQUISITION OF TELEGLOBE

Next-Generation Global Communications Provider

Expands Reach and Service Portfolio

MUMBAI, India and HAMILTON, Bermuda, February 13, 2006 – Videsh Sanchar Nigam Limited, VSNL (NYSE: VSL), the leading provider of international communication solutions, announced today the completion of its acquisition of Teleglobe International Holdings Ltd. By leveraging Teleglobe’s extensive global reach, established operational strengths, and depth of carrier relationships worldwide, VSNL’s international division, VSNL International, is poised to deliver a comprehensive portfolio of next-generation carrier and enterprise solutions.

The new combined company will own and operate one of the world’s largest international mobile, data, and voice networks with coverage to more than 240 countries and territories. The foundation of the new company’s capability will be the integration of VSNL’s leading pan-India presence and unequalled cable diversity to and from India, the world’s largest designed global backbone capacity, and Teleglobe’s network.

With its acquisition of Teleglobe, the company’s wholesale customers will benefit from superior network reach, and scalability from a single partner worldwide for voice, data and mobile services. As part of its strategy to deliver next-generation solutions to Fortune 1000 customers, VSNL International will leverage Teleglobe’s network and capabilities to further expand services offered through its Global Business Pathway providing the world’s leading businesses with diversified multi-technology connectivity, significant commercial flexibility, and innovative managed services.

“The Teleglobe acquisition is a critical step toward our vision to become a global industry leader providing customers with converged communications solutions,” comments Mr. N. Srinath, Executive Director, VSNL. “Our focus in recent years has been to expand our presence into new markets and provide a complete portfolio of solutions to our global client base. We are now a key player in the international wholesale market, supporting more than 1,400 customers. Our complementary networks and capabilities will further drive mobile, data and voice innovation for our enterprise customers.”

Liam Strong, President and Chief Executive Officer, Teleglobe, states, “The integration of assets, strengths, and resources will benefit our customers and employees. As a new VSNL company and member of the TATA Group, Teleglobe will gain unprecedented financial stability, the ability to enhance our offerings to the marketplace, and capacity to further its 50-year strong commitment to the wholesale sector.”

The combined company will operate under the name of VSNL International, and will provide the wholesale and enterprise sectors with key mobile, data and voice offerings. Teleglobe will continue to serve as the product brand for the Voice, Mobile and IP Transit wholesale services. VSNL International will remain the product brand for the company’s wholesale IPL and Ethernet offerings, as well as the full Enterprise portfolio.

Complementary Networks, Product Suites, Legacy, and Shared Culture of Quality

“Our decision to pursue the Teleglobe acquisition was based on several key areas of synergy, including complementary global infrastructure and product offerings, as well as a shared culture dedicated to quality performance and committed to long-term industry growth,” adds Mr. N. Srinath.

The combined company represents:

People

•	Representation in more than 35 countries

Relationship Assets

•	Global Customer base of 1,400 wholesale customers and more than 650 enterprise customers

Global Infrastructure

•	Global, robust and scalable network capacity and seamless connectivity, that includes 206,356 km of terrestrial network fiber and subsea cable

•	275 PoPs in 25 Countries and access to 5 geo-stationary satellites through more than 30 dedicated earth stations

•	Ownership in 100+ sub sea and terrestrial cable systems

•	Full ownership of Tata Indicom Cable (Chennai – Singapore)

•	Network Administrator role and partial ownership in SEA-ME-WE4 (South East Asia-Middle East -Western Europe)

Voice

•	World’s largest international wholesale carrier with more than 415 combined direct and bilateral relationships with leading international voice telecommunications providers and more than 17 billion minutes annually of international wholesale voice traffic

•	Principal provider of public international telecommunications services in India, linking the domestic network to over 240 territories worldwide

Data

•	Legacy-free, global MPLS network with reach throughout India

•	Global, India and India Metros Ethernet over MPLS and SONET capabilities

•	Tier One IP service provider

•	International IPv6 connectivity leader

•	Principal provider of International data services in India

Mobile

•	Connection to over 400 mobile operators worldwide

•	Principal provider of signaling conversion services to enable GSM roaming to and from North America

•	Content delivery services

Acquisition Details

Teleglobe was acquired for about $239 million, comprising payment of $4.50 per share to Teleglobe shareholders and assumption of net debt. At Teleglobe’s current revenue levels, the acquisition could increase VSNL’s annual revenues by upto 200% in 2006-07.

Shares of Teleglobe common stock, which prior to the merger traded on the Nasdaq National Market under the symbol “TLGB”, were delisted from trading as of the close of the market today.

About VSNL

Videsh Sanchar Nigam Limited (VSNL), a part of the Tata Group, is a leading international telecommunications company. VSNL has, with the acquisition of Teleglobe, become one of the world’s largest carriers of international voice complementing its emergence as the largest provider of submarine cable bandwidth. VSNL has a global presence including operations in USA, Canada, UK, South Africa, Singapore, Sri Lanka and India making it the first Indian truly global telecommunications company. Its range of service offerings include wholesale voice, private leased circuits, IP MPLS VPN, Internet access, hosting, mobile signaling and several other IP services. The company is now poised to offer managed data services and deliver end-to-end telecommunications solutions to carriers and enterprises globally. VSNL, a pioneer in offering Internet services to individual customers now offers a full slew of retail products in India like high-speed broadband, dial-up Internet, Wi-FI, net telephony and calling cards under the Tata Indicom brand name, and continues to be one of the leading retail Internet players in India.

VSNL is listed on the major stock exchanges in India and also has its ADRs listed on the New York Stock Exchange. (www.vsnl.in)

Forward-looking and cautionary statements

Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL’s expected financial position, business strategy, the future development of VSNL’s operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL’s present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL’s industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL’s control, include, but are not limited to, those risk factors discussed in VSNL’s various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov.

#      #      #

3